EXHIBIT 99.1

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Financial Statements

For the Years Ended December 31, 2011 and 2010

GEORGIA-CAROLINA BANCSHARES, INC.

Table of Contents

Financial Statements

For the Years Ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia

We have audited the accompanying consolidated statements of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended.  The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Augusta, Georgia
March 20, 2012

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Financial Condition
December 31, 2011 and 2010
(dollars in thousands, except per share data)

	2011	2010
Assets
Cash and due from banks	$34,902	$31,696
Securities available-for-sale	100,283	76,904
Loans	285,614	316,809
Allowance for loan losses	(6,804)	(7,866)
Loans held for sale	45,227	46,570
Bank premises and equipment	8,979	9,271
Accrued interest receivable	1,732	1,697
Other real estate owned	6,990	2,751
Deferred tax asset, net	1,640	2,475
Federal Home Loan Bank stock	2,070	2,527
Bank-owned life insurance	9,609	9,210
Other assets	3,010	3,267

Total assets	$493,252	$495,311

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$52,735	$41,602
Interest-bearing:
NOW accounts	44,646	38,668
Savings	63,210	53,880
Money market accounts	52,981	36,013
Time deposits of $100,000 or more	134,655	171,843
Other time deposits	63,168	72,743
Total deposits	411,395	414,749

Repurchase agreements	3,565	3,467
Long-term debt	25,000	25,000
Other borrowings	-	3,625
Other liabilities	2,847	3,494

Total liabilities	442,807	450,335

Commitments and contingencies (Note 12)

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,592,140 and 3,536,715 shares issued and outstanding, respectively	4	4
Additional paid-in capital	16,301	15,847
Retained earnings	32,988	28,889
Accumulated other comprehensive income	1,152	236

Total shareholders’ equity	50,445	44,976

Total liabilities and shareholders’ equity	$493,252	$495,311

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2011 and 2010
(dollars in thousands, except per share data)

	2011	2010
Interest income
Interest and fees on loans	$19,624	$22,379
Interest on taxable securities	2,208	1,620
Interest on nontaxable securities	403	369
Interest on Federal funds sold and cash in banks	88	41

Total interest income	22,323	24,409

Interest expense
Interest on time deposits of $100,000 or more	2,523	3,578
Interest on other deposits	2,156	2,759
Interest on funds purchased and other borrowings	1,023	953

Total interest expense	5,702	7,290

Net interest income	16,621	17,119

Provision for loan losses	1,727	8,355

Net interest income after provision for loan losses	14,894	8,764

Non-interest income
Service charges on deposits	1,531	1,476
Gain on sale of loans held for sale	8,185	10,780
Other	1,454	990

Total non-interest income	11,170	13,246

Non-interest expense
Salaries and employee benefits	11,883	12,511
Occupancy expenses	1,547	1,650
Other real estate owned expenses	1,084	972
Other	5,613	5,410

Total non-interest expense	20,127	20,543

Income before income taxes	5,937	1,467

Income tax expense (benefit)	1,838	(66)

Net income	$4,099	$1,533

Earnings per common share
Basic	$1.15	$0.44
Diluted	$1.15	$0.44

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2011 and 2010
(dollars in thousands)

	2011	2010

Net income	$4,099	$1,533

Other comprehensive income (loss):

Unrealized holding gain (loss) arising during the period	1,451	(155)
Reclassification for (gain) loss included in net income	(58)	(19)
Reclassification for other-than-temporary impairment included in net income	38	-
Tax effect	(515)	63

Total other comprehensive income (loss)	916	(111)

Comprehensive income	$5,015	$1,422

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2011 and 2010
(dollars in thousands)

	Common Stock Shares	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at January 1, 2010	3,499,477	4	15,567	27,355	347	43,273
Net income	-	-	-	1,533	-	1,533
Other comprehensive income (loss)	-	-	-	-	(111)	(111)
Disqualifying disposition, net tax effect	-	-	9	-	-	9
Proceeds from exercise of stock options	11,954	-	15	-	-	15
Stock-based compensation expense	-	-	83	-	-	83
Issuance of stock for compensation	25,284	-	173	1	-	174
Balance at December 31, 2010	3,536,715	4	15,847	28,889	236	44,976
Net income	-	-	-	4,099	-	4,099
Other comprehensive income (loss)	-	-	-	-	916	916
Proceeds from exercise of stock options	22,585	-	78	-	-	78
Stock-based compensation expense	-	-	108	-	-	108
Issuance of stock for compensation	32,800	-	268	-	-	268
Balance at December 31, 2011	3,592,100	$4	$16,301	$32,988	$1,152	$50,445

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010
(dollars in thousands)

	2011	2010
Cash flows from operating activities
Net income	$4,099	$1,533
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	626	658
Provision for loan losses	1,727	8,355
Gain on sale of loans held for sale	(8,185)	(10,780)
Proceeds from sale of loans held for sale	391,947	560,651
Originations of loans held for sale	(382,419)	(538,306)
(Gains) losses on sales of other real estate owned	(132)	72
Losses on sales of premises and equipment	11	3
Gain on sales of securities	(20)	(19)
Increase in cash value of bank-owned life insurance	(399)	(398)
Stock-based compensation expense	108	83
Stock compensation	268	174
Deferred income tax (benefit) expense	320	(1,394)
(Increase) decrease in accrued interest receivable	(35)	154
Decrease in accrued interest payable	(527)	(235)
Decrease in other assets	152	1,410
Increase (decrease) in other liabilities	(120)	534

Net cash provided by operating activities	7,421	22,495

Cash flows from investing activities
Decrease in Federal funds sold	-	3,175
Loan (originations) and collections, net	21,517	13,053
Purchases of available-for-sale securities	(66,810)	(62,634)
Proceeds from maturities, sales and calls of available-for-sale securities	44,882	30,036
Net decrease of FHLB stock	457	301
Proceeds from sale of other real estate owned	2,782	3,069
Net additions to premises and equipment	(240)	(173)

Net cash provided by (used in) investing activities	2,588	(13,173)

Cash flows from financing activities
Increase (decrease) in deposits	(3,354)	9,509
Decrease in repurchase agreements and other borrowings	(3,527)	(205)
Proceeds from stock options exercised	78	15

Net cash provided by (used in) financing activities	(6,803)	9,319

Net increase in cash and due from banks	3,206	18,641

Cash and due from banks at beginning of the year	31,696	13,055

Cash and due from banks at end of the year	$34,902	$31,696

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies

Nature of business

Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company.  Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”), and the wholly owned subsidiary of the Bank, Willhaven Holdings, LLC. The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been made to customers in the Columbia, Richmond, and McDuffie County, Georgia areas.  Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has locations in the Augusta and Savannah, Georgia areas. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

Significant accounting policies

Basis of presentation: The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans.  In connection with the determination of the allowances for losses on loans and loss estimates on other real estate owned, management obtains independent appraisals for significant properties.  Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and valuations of other real estate owned.  Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examinations.  Because of these factors, it is reasonably possible that the allowances for losses on loans and loss estimates for other real estate owned may change materially in the near term.

Significant concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Thomson and Augusta, Georgia market areas.  The ultimate collectability of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

Significant concentrations of deposit risk: On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act into law, which, in part, permanently raises the current standard maximum deposit insurance amount (SMDIA) to $250,000. On November 9, 2010, the FDIC issued a Final Rule implementing section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts. Beginning December 31, 2010, through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions.  During the year, the Company from time to time may have had amounts on deposit in excess of the insured limits.

Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and interest-bearing and noninterest-bearing amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia and Louisiana. Balances generally exceed insured amounts.

Investment securities: The Bank’s investments in securities are classified and accounted for as follows:

Securities available-for-sale – Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

The Bank has not classified any securities as held-to-maturity or trading.

Realized gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis.  Dividends and interest income are recognized when earned.

Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers: 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities.

Federal Home Loan Bank Stock: Federal Home Loan Bank Stock consists of the cost of the Company’s investment in the stock of the Federal Home Loan Bank.  The stock has no quoted market value and no ready market exists.  Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings.  At December 31, 2011 and 2010, the Company’s investment in Federal Home Loan Bank stock was $2,070,000 and $2,527,000, respectively. Dividends received on this stock are included in other non-interest income.

Loans and interest income: Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans that is recognized as income over the term of the loan using a method that approximates a level yield.

Loans originated and intended for sale in the secondary market are stated at the lower of cost or estimated fair value in the aggregate. Interest rate risk is minimal as rates on loans originated and intended for sale are locked with the investor and the loans are held in the portfolio only temporarily until funding from the investor is completed.  The Bank also manages credit risk by having loans greater than $650,000 pre-approved by the secondary market investors, while all other loans are approved internally.  Loans sold under the Company’s mortgage loans held for sale portfolio contain certain representations and warranties in our loan sale agreements which provide that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Any losses related to loans previously sold are charged against the Bank’s recourse liability for mortgage loans previously sold.

Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments as defined by Accounting Standards Codification (“ASC”) 815-10, “Derivatives and Hedging.”  Loan commitments are recognized on the consolidated balance sheet in other assets and other liabilities at fair value, with changes in their fair values recognized in current period earnings.  At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.

Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method.  A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement.  Impairments on loans are charged to the allowance for loan losses.

Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.  Any loan classified as a troubled debt restructuring is considered impaired.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered.  Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

Allowance for loan losses:  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses inherent in the loan portfolio.  The evaluation of the adequacy of the allowance takes into consideration collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Other real estate owned: Other real estate owned represents properties acquired through foreclosure or other proceedings. The property is held for sale and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are performed by management and the assets are carried at the lower of carrying amount or fair value less estimated selling costs.  Expenses to maintain such assets and subsequent changes in the valuations are included in other noninterest expenses, while gains and losses on disposal are included in noninterest income.

Bank premises and equipment: Premises and equipment are stated at cost, less accumulated depreciation, and computed by straight-line and declining balance methods over the estimated useful lives of the assets, which range from three to thirty-nine years.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

Financial instruments:  In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when they become payable.

Bank-owned life insurance (BOLI):  In order to insure the lives of its key officers, the Bank has acquired a bank-owned life insurance policy.  BOLI is recorded at its cash surrender value, net of surrender charges and/or early termination charges, in accordance with ASC 325-30, “Investments in Insurance Contracts.”  The change in cash value is recorded as other income/expense.

Income taxes: Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In accordance with ASC 740-10, “Income Taxes,” it is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material.

Earnings per share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with ASC 260-10, “Earnings Per Share.” This codification establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential future issuances of common stock. The Company’s outstanding stock options are the primary component of the Company’s diluted earnings per share.

Fair value of financial instruments: The following methods and assumptions are used by the Bank in estimating fair values of financial instruments. In cases where quoted market prices of financial instruments are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.  Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

Cash and due from banks, Federal funds sold, and interest-bearing deposits in banks – Due to the short-term nature of these instruments, their estimated fair values approximate their carrying amounts.

Available-for-sale securities – Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

Loans and loans held for sale – Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.  For loan commitments, the Bank utilizes prevailing interest rates being offered on similar loans to estimate the fair value of the commitment.

Federal Home Loan Bank stock – The carrying amount of Federal Home Loan Bank stock is a reasonable estimate of fair value since no ready market exists for these securities.

Deposit liabilities, other borrowings, and repurchase agreements – Due to the short-term nature of demand, NOW, money market and savings accounts and repurchase agreements, the estimated fair value of these instruments approximates their carrying amounts.  In addition, due to the short-term nature of borrowings from other institutions, the estimated fair value of these instruments approximates their carrying amounts.  Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates of deposits.

Accrued interest receivable and payable - The carrying value of these instruments is a reasonable estimate of fair value.

Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded.  The value of these commitments is equal to the fees charged to enter into such agreements. The Bank has determined that such instruments do not have a material distinguishable fair value, and no fair value has been assigned to these instruments.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition.  Such items, along with net income, are components of comprehensive income.

Stock-based compensation: The Company uses the fair value recognition provisions of ASC 718-10, “Compensation-Stock Compensation,” to account for compensation costs under its stock option plans.  See Note 10 for additional information regarding the Company’s stock-based compensation plans.

Recently issued accounting standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This ASU amends the FASB Accounting Standards Codification to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company’s current practice of presenting a separate consolidated statement of comprehensive income meets the requirements set forth by this amendment.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”).” This ASU represents the converged guidance of the FASB and the International Accounting Standards Board (“IASB”) (the Boards) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs.  The amendments to the FASB Accounting Standards Codification in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted.  The Company does not expect the amendment to have a material effect on the consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-03, “Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements.” The ASU is intended to improve financial reporting of repurchase agreements (“repos”) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity.  In a typical repo transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. FASB ASC Topic 860, “Transfers and Servicing,” prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repo agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets.  The amendments to the codification in this ASU are intended to improve the accounting for these transactions by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company does not expect the amendment to have a material effect on the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1—Summary of significant accounting policies (continued)

In July 2010, the “Receivables” topic of the ASC was amended by ASU 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables.  The amendments require the allowance disclosures to be provided on a disaggregated basis.  The Company is required to include these disclosures in its interim and annual financial statements. Disclosures about troubled debt restructurings (“TDRs”) required by ASU 2010-20 were deferred by the FASB in ASU 2011-01 issued in January 2011.  In April 2011, the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR.  The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. Disclosures related to TDRs under ASU 2010-20 are effective for reporting periods beginning after June 15, 2011.  The Company has complied with both ASU 2010-20 and ASU 2011-02 in disclosures found in Note 4 of the consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies, but not specifically addressed in this report, are not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

Note 2—Cash and due from banks

Cash and due from banks totaled $34.9 million at December 31, 2011, compared to $31.7 million at December 31, 2010.  Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and due from banks.  As of December 31, 2011, interest-bearing cash on deposit with correspondent banks totaled $1.7 million compared to $3.3 million as of December 31, 2010.  Interest-bearing cash on deposit in the Federal Reserve Bank was $23.9 million as of December 31, 2011 compared to $22.2 million as of December 31, 2010. Funds required to be on reserve with the Federal Reserve Bank totaled $914,000 and $0 as of December 31, 2011 and 2010, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 3—Investment securities

The amortized cost and fair value amounts of securities owned as of December 31, 2011 and 2010 are shown below:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Securities available-for-sale:
U.S. Government and agency	$31,033	$86	$(50)	$31,069
Mortgage-backed	52,936	1,431	(16)	54,351
State and municipal	14,514	532	(183)	14,863

Total	$98,483	$2,049	$(249)	$100,283

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Securities available-for-sale:
U.S. Government and agency	$28,265	$61	$(97)	$28,229
Mortgage-backed	39,167	715	(282)	39,600
State and municipal	9,103	127	(155)	9,075

Total	$76,535	$903	$(534)	$76,904

The amortized cost and fair value of securities as of December 31, 2011 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 3—Investment securities (continued)

	Securities Available-for-Sale
	Amortized Cost	Fair Value
	(in thousands)

Less than one year	$7,818	$7,856
One to five years	9,487	9,551
Five to ten years	14,864	15,127
Over ten years	13,378	13,398
Mortgage-backed securities	52,936	54,351
Total	$98,483	$100,283

Securities with a carrying amount of approximately $57.0 million at December 31, 2011 and $65.5 million at December 31, 2010 were pledged to secure public deposits and for other purposes.

In 2011 the Bank sold $9.1 million in securities available-for-sale, realizing a gain of $58,000.  In 2010 the Bank sold $2.4 million in securities available-for-sale, realizing a loss of $19,000.

Information pertaining to securities with gross unrealized losses at December 31, 2011 and December 31, 2010, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2011
	Less than Twelve Months			Over Twelve Months
	Gross Unrealized Losses	Fair Value	Number of Securities	Gross Unrealized Losses	Fair Value	Number of Securities
	(in thousands)
Securities available-for-sale:
U.S. agency	$(15)	$6,641	3	$(35)	$3,860	1
State and municipal	(70)	2,583	3	(113)	709	1
Mortgage-backed	(16)	4,840	5	- *	14	1

Total	$(101)	$14,064	11	$(148)	$4,583	3
*Gross unrealized loss is less than $1,000.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 3—Investment securities (continued)

	2010
	Less than Twelve Months			Over Twelve Months
	Gross Unrealized Losses	Fair Value	Number of Securities	Gross Unrealized Losses	Fair Value	Number of Securities
	(in thousands)
Securities available-for-sale:
U.S. agency	$(97)	$10,947	7	$-	$-	-
State and municipal	(35)	796	2	(120)	672	1
Mortgage-backed	(265)	13,013	10	(17)	935	4

Total	$(397)	$24,756	19	$(137)	$1,607	5

Management evaluates investment securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. During the first quarter of 2011, the Bank determined one of its collateralized mortgage obligation securities was other-than-temporarily impaired due to continued deterioration of the underlying collateral. Based on projected future losses, the Bank impaired the security by $38,000 reducing the recorded investment balance to $149,000. The security was sold in the second quarter of 2011 with an additional loss on the sale of $30,000.

At December 31, 2011, the gross unrealized losses in securities available-for-sale are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer.  All of the securities are U.S. agency debt securities, mortgage-backed securities, and municipal securities.  The Bank has determined that no declines in market value are deemed to be other than temporary at December 31, 2011.

Included in “Other assets” is an investment of approximately $394,000, net of amortization, in a real estate rehabilitation project located in Georgia that will provide the Bank with state tax credits for approximately the next four years.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans

The Bank engages in a full complement of lending activities, including commercial, consumer and real estate loans.  The composition of loans for the years ended December 31, 2011 and 2010 is summarized as follows:

	2011	2010
	(in thousands)

Commercial and industrial	$18,864	$20,298
Real estate – construction, land and land development	73,823	86,418
Real estate – residential	56,563	61,194
Real estate – commercial	131,725	142,351
Consumer	4,715	6,606
Total loans receivable	285,690	316,867
Deferred loan fees	(76)	(58)
Total loans	285,614	316,809
Allowance for loan losses	(6,804)	(7,866)

Loans, net of allowance for loan losses	$278,810	$308,943

Loan segments

Commercial and industrial loans are directed principally towards individual, partnership or corporate borrowers, for a variety of business purposes.  These loans include short-term lines of credit, short-term to medium-term plant and equipment loans, and loans for general working capital.  Risks associated with this type of lending arise from the impact of economic stresses on the business operations of borrowers. The Bank mitigates such risks to the loan portfolio by diversifying lending across North American Industry Classification System (“NAICS”) codes and has experienced very low levels of loss for this loan type for the past three years.

Real estate – construction, land and land development loans consist of residential and commercial construction loans as well as land and land development loans.  Land development loans are primarily construction and development loans to builders in the Augusta and Savannah, Georgia markets.  Given the significant decline in value for both developed and undeveloped land due to reduced demand, these loan portfolios possess an increased level of risk compared to other loan types. The Bank’s approach to financing the development, financing the construction and providing the ultimate residential mortgage loans to the residential property purchasers has resulted in less exposure to the effects of the aforementioned decline in property values.  The Bank further evaluates and monitors certain real estate – construction loans classified as acquisition, development & construction.  These loans specifically include land and development loans of regional builders and are managed by the Bank’s construction division.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Real estate – residential loans include residential mortgage lending and are primarily single-family residential loans secured by the residential property.  Due to the decline in residential property values and stagnant resale market, this loan type has experienced a slight increase in losses over the past three years.  Home equity lines are also included in real estate – residential loans.  Due to the present state of the housing market and declining home values, these loans present unique risk possibilities to the Bank.

Real estate – commercial loans include commercial mortgage loans that are generally secured by office buildings, retail establishments and other types of real property, both owner occupied and non-owner occupied. A significant component of this type of lending is to owner occupied borrowers, including churches. The economic slowdown has caused some deterioration in values.  The Bank has experienced an increase in losses over the past three years in real estate – commercial loans that are non-owner occupied.

Consumer loans consist primarily of installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.  The Bank has experienced low levels of loss for this loan type for the past three years compared to the other loan types.

Loan risk grades

The Company categorizes loans into risk grades based on relevant information about the ability of borrowers to service their debt such as:  future repayment ability, financial condition, collateral, administration, management ability of borrower, and history and character of borrower.  Grades are assigned at loan origination and may be changed due to the result of a loan review or at the discretion of management.  The Company uses the following definitions for risk grades:

Grade 1:  Highest quality.  Alternate sources of cash exist, such as the commercial paper market, capital market, internal liquidity or other bank lines.  National or regional companies with excellent cash flow which covers all debt service requirements and a significant portion of capital expenditures.  Balance sheet strength and liquidity are excellent and exceed the industry norms.  Financial trends are positive.  Market leader within the industry and the industry performance is excellent. Loans which are fully secured by cash or equivalents.  Loans secured by marketable securities with no less than 25% margin. Borrowers of unquestionable financial strength.  Financial standing of individual is known and borrower exhibits superior liquidity, net worth, cash flow and leverage.

Grade 2:  Above average quality.  Minimal risk.  Borrowers with strong, stable financial trends.  Strong cash flow covering debt service requirements and some portion of capital expenditures.  Alternate sources of repayment are evident and financial ratios are comparable to or exceed the industry norms.  Financial trends are positive.  Prominent position within the industry or the local economy and the industry performance is above average.  Management is strong in most areas and backup depth is good.  Loans secured by marketable securities with a margin less than 25%.  Individuals with stable and reliable cash flow and above average liquidity and cash flow.  Modest risk from exposure to contingent liabilities.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Grade 3:  Average quality.  Cash flow is adequate to cover all debt service requirements but not capital expenditures.  Balance sheet may be leveraged but still comparable to industry norms.  Financial trends are stable to mixed over the long term but no significant concerns presently exist.  Generally stable industry outlook, may have some cyclical characteristics.  Average position in the industry or the local economy.  The management team is considered capable and stable.  Individuals with reliable cash flow and alternate sources of repayment which may require the sale of assets.  Financial position has been leveraged to a modest degree. However, the individual has a relatively strong net worth considering income and debt.

Grade 4:  Below average quality.  Loan conditions require more frequent monitoring.  Stability is lacking in the primary repayment source, cash flow, credit history or liquidity; however, the instability is manageable and considered temporary.  Overall trends are not yet adverse.  Loans exhibiting Grade 3 financial characteristics but lacking proper and complete documentation.  Individuals whose sources of income or cash flow have become unstable or may possibly decline given current business or economic conditions.  An individual with highly leveraged financial position or limited capital.  Speculative construction loans originated by third parties.

Grade 5:  Other Assets Especially Mentioned.  These loans have potential weaknesses which may inadequately protect the bank’s position at some future date.  Unlike a Grade 4 credit, adverse trends in the obligors operations and/or financial position are evident, but have not yet developed into well-defined credit weaknesses.  Specific negative events within the obligor or the industry have occurred, which may jeopardize cash flow.  Borrower’s operations are highly cyclical or vulnerable to economic or market conditions.  Management has potential weaknesses and backup depth is lacking.  Borrower is taking positive steps to alleviate potential weaknesses and has the potential for improvement and upgrade.  Corrective strategy to protect the Bank may be required and active management attention is warranted.  Some minor delinquency may exist from time to time.  Individuals exhibit some degree of weakness in financial condition.  This may manifest itself in a reduction of net worth and liquidity.  Infrequent delinquencies may occur.

Grade 6:  Substandard.  A substandard loan has a well-defined weakness or weaknesses in the primary repayment source and undue reliance is placed on secondary repayment sources (collateral or guarantors).  No loss is presently expected based on a current assessment of collateral values and guarantor cash flow.  However, there is the distinct possibility that the Bank will sustain some future loss if the credit weaknesses are not corrected.  Management is inadequate to the extent that the business’s ability to continue operations is in question.  Intensive effort to correct the weaknesses and ensure protection against loss of principal (i.e. additional collateral) is mandatory.  Delinquency of principal or interest may exist.  Net worth, repayment ability, management and collateral protection, all exhibit weakness. In the case of consumer credit, closed end consumer installment loans delinquent between 90 and 119 days (4 monthly payments) will be minimally classified Substandard.  Open end consumer credit will be minimally classified Substandard if delinquent 90 to 179 days (4 to 6 billing cycles).

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Grade 7: Doubtful.  A doubtful loan has well-defined weaknesses as in Grade 6 with the added characteristic that collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable.  The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to strengthen the credit, its classification as a loss is deferred until a more exact status can be determined.  Pending factors include proposed merger, acquisition, liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans.  Borrower is facing extreme financial distress, bankruptcy or liquidation, and prospects for recovery are limited.  Loans are seriously in default and should be on non-accrual status.  Collateral and guarantor protection are insufficient.  Efforts are directed solely at retirement of debt, e.g., asset liquidation.  Due to their highly questionable collectability, assets rated doubtful should not remain in this category for an extended period of time.

Grade 8:  Loss.  Loans classified loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off the asset while pursuing recovery.  The bank should not attempt long-term recoveries while the asset remains on the active loan system.  In the case of consumer credit, closed end consumer installment loans delinquent 120 days or more (5 monthly payments) will be classified Loss.  Open end consumer credit will be classified Loss if delinquent 180 days or more (7 or more billing cycles).

As of December 31, 2011 and 2010 the risk grades of loans by loan class were as follows:

Credit Risk Profile by Risk Grade Category:

	As of December 31, 2011
	(in thousands)
	Grades 1-4	Grade 5	Grade 6	Total

Commercial and industrial	$18,118	$-	$751	$18,869
Real estate – construction, land and land development
Acquisition, development, & construction	18,469	1,497	1,366	21,332
Other real estate - construction	46,685	1,077	4,699	52,460
Real estate – residential
Home equity lines	22,104	392	9	22,505
Other real estate – residential	31,742	365	1,952	34,059
Real estate – commercial
Owner occupied	47,336	227	5,956	53,519
Non-owner occupied	76,385	593	1,202	78,180
Consumer	4,501	-	79	4,580
Loans in process	185	-	-	185
Total loans receivable	$265,525	$4,151	$16,014	$285,690

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

	As of December 31, 2010
	(in thousands)
	Grades 1-4	Grade 5	Grade 6	Total

Commercial and industrial	$19,661	$-	$637	$20,298
Real estate – construction, land and land development
Acquisition, development, & construction	18,393	3,353	2,097	23,843
Other real estate - construction	59,080	1,022	2,251	62,353
Real estate – residential
Home equity lines	22,446	285	413	23,144
Other real estate – residential	34,491	283	3,253	38,027
Real estate – commercial
Owner occupied	48,099	2,363	7,005	57,467
Non-owner occupied	83,195	499	1,190	84,884
Consumer	6,363	-	125	6,488
Loans in process	363	-	-	363
Total loans receivable	$292,091	$7,805	$16,971	$316,867

During 2011 the Bank experienced a significant increase in loans classified as Grade 6 or Substandard, mostly due to the downgrade of a large relationship consisting of 10 loans totaling $8.8 million in the second quarter. The relationship was made up of $90,000 real estate - residential, $4.3 million real estate – construction, land and land development, and $4.4 million real estate – commercial. As of December 31, 2011, the Bank had transferred $4.2 million of the relationship to other real estate owned.

As of December 31, 2011 and 2010 the Bank had no loans classified as Grade 7 or 8.  It is the Bank’s practice, in most cases, to take a charge-off when a loan or portion of a loan is deemed doubtful or loss.  Consequently the remaining principal balance, if applicable, which has been evaluated as collectible, is graded accordingly.

The following table presents the activity in the allowance for loan losses by loan segment for the years ended December 31, 2011 and 2010:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Allowance for Loan Losses Activity
For the Years Ended December 31, 2011 and 2010
(in thousands)

	Commercial and industrial	Real estate – construction, land and land development	Real estate – residential	Real estate – commercial	Consumer	Unallocated	Total

Year Ended December 31, 2011:

Beginning balance	$227	$3,908	$1,070	$1,617	$251	$793	$7,866
Charge-offs	(40)	(2,134)	(570)	(319)	(105)	-	(3,168)
Recoveries	62	20	147	99	51	-	379
Provisions	(64)	1,425	494	309	(89)	(348)	1,727
Ending Balance	$185	$3,219	$1,141	$1,706	$108	$445	$6,804

Ending Balances:
Individually evaluated for impairment	$51	$-	$208	$100	$36	$-	$395
Collectively evaluated for impairment	$134	$3,219	$933	$1,606	$72	$445	$6,409

Year Ended December 31, 2010:

Beginning balance	$259	$2,364	$827	$1,319	$176	$127	$5,072
Charge-offs	(139)	(3,663)	(980)	(850)	(147)	-	(5,779)
Recoveries	63	16	13	22	104	-	218
Provisions	44	5,191	1,210	1,126	118	666	8,355
Ending Balance	$227	$3,908	$1,070	$1,617	$251	$793	$7,866

Ending Balances:
Individually evaluated for impairment	$30	$160	$271	$149	$73	$-	$683
Collectively evaluated for impairment	$197	$3,748	$799	$1,468	$178	$793	$7,183

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)
The following table presents the recorded investment in loans receivable by loan segment as of December 31, 2011 and December 31, 2010:

Recorded Investment in Loans Receivable
As of December 30, 2011 and December 31, 2010
(in thousands)

	Commercial and industrial	Real Estate – construction, land and land development	Real estate – residential	Real estate – commercial	Consumer	Total

December 31, 2011:
Ending balance – total	$19,003	$74,173	$56,807	$132,151	$4,740	$286,874
Ending balances:
Individually evaluated for impairment	$950	$5,925	$1,591	$9,415	$80	$17,961
Collectively evaluated for impairment	$18,053	$68,248	$55,216	$122,736	$4,660	$268,913

December 31, 2010:
Ending balance – total	$20,298	$86,418	$61,194	$142,351	$6,606	$316,867
Ending balances:
Individually evaluated for impairment	$627	$4,347	$3,185	$8,146	$122	$16,427
Collectively evaluated for impairment	$19,671	$82,071	$58,009	$134,205	$6,484	$300,440

Impaired loans

Loans for which it is probable that the payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired, and are individually evaluated for impairment.  The following tables present loans individually evaluated for impairment and related allowance by loan class for the years ended December 31, 2011 and 2010:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Impaired Loans
As of and For the Year Ended December 31, 2011
(in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial and industrial	$887	$884	$-	$859	$39
Real estate – construction, land and land development
Acquisition, development, & construction	1,101	3,663	-	1,670	20
Other real estate - construction	4,824	6,558	-	5,344	172
Real estate – residential
Home equity lines	58	58	-	57	3
Other real estate - residential	1,275	1,368	-	1,331	55
Real estate – commercial
Owner occupied	6,729	6,730	-	6,022	377
Non-owner occupied	2,091	4,037	-	2,768	163
Consumer	36	45	-	39	1
Total	$17,001	$23,343	$-	$18,090	$830

With an allowance recorded:
Commercial and industrial	$63	$62	$51	$70	$4
Real estate – construction, land and land development
Acquisition, development, & construction	-	-	-	-	-
Other real estate - construction	-	-	-	-	-
Real estate – residential
Home equity lines	36	36	12	36	1
Other real estate - residential	222	222	196	223	14
Real estate – commercial
Owner occupied	-	-	-	-	-
Non-owner occupied	595	593	100	610	39
Consumer	44	43	36	49	2
Total	$960	$956	$395	$988	$60

Commercial and industrial	$950	$946	$51	$929	$43
Real estate – construction, land and land development
Acquisition, development, & construction	1,101	3,663	-	1,670	20
Other real estate - construction	4,824	6,558	-	5,344	172
Real estate – residential
Home equity lines	94	94	12	93	4
Other real estate - residential	1,497	1,590	196	1,554	69
Real estate – commercial
Owner occupied	6,729	6,730	-	6,022	377
Non-owner occupied	2,686	4,630	100	3,378	202
Consumer	80	88	36	88	3
Total	$17,961	$24,299	$395	$19,078	$890

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)
Impaired Loans
As of and For the Year Ended December 31, 2010
(in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial and industrial	$597	$608	$-	$481	$30
Real estate – construction, land and land development
Acquisition, development, & construction	1,772	4,076	-	4,083	55
Other real estate - construction	1,933	3,254	-	3,258	42
Real estate – residential
Home equity lines	548	578	-	578	10
Other real estate - residential	1,918	2,050	-	2,099	71
Real estate – commercial
Owner occupied	7,680	8,530	-	8,534	498
Non-owner occupied	-	-	-	-	-
Consumer	49	68	-	77	2
Total	$14,497	$19,164	$-	$19,110	$708

With an allowance recorded:
Commercial and industrial	$30	$30	$30	$36	$2
Real estate – construction, land and land development
Acquisition, development, & construction	325	325	100	325	21
Other real estate - construction	317	378	60	378	6
Real estate – residential
Home equity lines	-	-	-	-	-
Other real estate - residential	719	719	271	642	37
Real estate – commercial
Owner occupied	376	376	59	379	27
Non-owner occupied	90	90	90	94	5
Consumer	73	73	73	77	6
Total	$1,930	$1,991	$683	$1,931	$104

Commercial and industrial	$627	$638	$30	$517	$32
Real estate – construction, land and land development
Acquisition, development, & Construction	2,097	4,401	100	4,408	76
Other real estate - construction	2,250	3,632	60	3,636	48
Real estate – residential
Home equity lines	548	578	-	578	10
Other real estate - residential	2,637	2,769	271	2,741	108
Real estate – commercial
Owner occupied	8,056	8,906	59	8,913	525
Non-owner occupied	90	90	90	94	5
Consumer	122	141	73	154	8
Total	$16,427	$21,155	$683	$21,041	$812

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

The following tables present a summary of current, past due and nonaccrual loans as of December 31, 2011 and 2010 by loan class:

Analysis of Current, Past Due and Nonaccrual Loans
As of December 31, 2011
(in thousands)

	Accruing
	30-89 Days Past Due	Past Due 90 Days or More	Nonaccrual	Total Past Due and Nonaccrual	Current and not Past Due or Nonaccrual	Total Loans Receivable
Commercial and industrial	$108	$-	$65	$173	$18,691	$18,864
Real estate – construction, land and land development
Acquisition, development & Construction	-	-	1,101	1,101	17,216	18,317
Other real estate - construction	330	-	4,063	4,393	51,113	55,506
Real estate – residential
Home equity lines	290	-	117	407	22,098	22,505
Other real estate – residential	1,335	-	1,131	2,466	31,592	34,058
Real estate – commercial
Owner occupied	3,447	-	196	3,643	51,392	55,035
Non-owner occupied	67	-	1,007	1,074	75,616	76,690
Consumer	120	-	54	174	4,541	4,715
Total	$5,697	$-	$7,734	$13,431	$272,259	$285,690

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Analysis of Current, Past Due and Nonaccrual Loans
As of December 31, 2010
(in thousands)

	Accruing
	30-89 Days Past Due	Past Due 90 Days or More	Nonaccrual	Total Past Due and Nonaccrual	Current and not Past Due or Nonaccrual	Total Loans Receivable
Commercial and industrial	$160	$-	$34	$194	$20,104	$20,298
Real estate – construction, land and land development
Acquisition, development & Construction	-	-	1,773	1,773	22,070	23,843
Other real estate - construction	876	-	1,980	2,856	59,719	62,575
Real estate – residential
Home equity lines	329	-	50	379	22,766	23,145
Other real estate – residential	1,448	-	1,929	3,377	34,672	38,049
Real estate – commercial
Owner occupied	217	-	318	535	56,932	57,467
Non-owner occupied	55	-	90	145	84,739	84,884
Consumer	50	-	83	133	6,473	6,606
Total	$3,135	$-	$6,257	$9,392	$307,475	$316,867

The Bank’s policy is that loans placed on nonaccrual will typically remain on nonaccrual status until all principal and interest payments are brought current and the prospect for future payments in accordance with the loan agreement appear relatively certain.  The Bank’s policy generally refers to six months of payment performance as sufficient to warrant a return to accrual status.

Troubled debt restructurings

The Company adopted the amendments in ASU No. 2011-02 during the year ended December 31, 2011.  As required, the Company reassessed all restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings.  The Company identified as troubled debt restructurings certain receivables for which the allowance for loan losses had previously been measured under a general allowance for loan losses methodology (ASC 450-20).  Upon identifying the reassessed receivables as troubled debt restructurings, the Company also identified them as impaired under the new guidance in ASC 310-10-35.  The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in Section 310-10-35 for those receivables newly identified as impaired.  At the end of the first interim period of adoption for the Company, the recorded investment in receivables for which the allowance for loan losses was previously measured under a general allowance for loan losses methodology and are now impaired under Section 310-10-35 was $147,000 (310-40-65-1(b)).  As of December 31, 2011, there was no allowance for loan losses associated with those receivables, on the basis of a current evaluation of loss (310-40-65-1(b)).

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

Troubled debt restructurings are defined as debt modifications, for economic or legal reasons related to the borrower’s financial difficulties, in which the Bank grants a concession that it would not otherwise consider. Such a concession may stem from an agreement between the Bank and the borrower, or may be imposed by law or a court.  Some examples of modifications are as follows:

Rate Modification - A modification in which the interest rate is changed.

Term Modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest Only Modification – A modification in which the loan is converted to interest only payments for a period of time.

Payment Modification – A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Transfer of Assets Modification – A modification in which a transfer of assets has occurred to partially satisfy debt, including foreclosure and repossession.

Combination Modification – Any other type of modification, including the use of multiple categories above.

The following tables present the Bank’s loans classified as troubled debt restructurings by loan class as of December 31, 2011 and 2010:

As of December 31, 2011
(dollars in thousands)

	Total Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	1	$649	$-	$649
Real estate – construction, land and land development
Acquisition, development & construction	2	-	730	730
Other real estate – construction	1	-	262	262
Real estate – residential
Home equity lines	-	-	-	-
Other real estate – residential	4	462	-	462
Real estate – commercial
Owner occupied	10	6,027	-	6,027
Non-owner occupied	2	1,081	559	1,640
Consumer	-	-	-	-
Total	20	$8,219	$1,551	$9,770

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

As of December 31, 2010
(dollars in thousands)

	Total Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	1	$546	$-	$546
Real estate – construction, land and land development
Acquisition, development & construction	1	-	1,424	1,424
Other real estate – construction	2	-	145	145
Real estate – residential
Home equity lines	-	-	-	-
Other real estate – residential	2	710	480	1,190
Real estate – commercial
Owner occupied	9	5,945	-	5,945
Non-owner occupied	-	-	-	-
Consumer	-	-	-	-
Total	15	$7,201	$2,049	$9,250

At December 31, 2011 and 2010, commitments to advance additional funds outstanding on troubled debt restructurings totaled $105,040 and $258,407, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

The following tables present newly restructured loans that occurred during the years ended December 31, 2011 and 2010, respectively:

Year Ended December 31, 2011
(dollars in thousands)

	Number of Contracts	Rate Modifications	Payment Modifications	Transfer of Assets Modifications	Combination Modifications	Total Modifications
Pre-Modification Outstanding Recorded Investment:
Real estate – residential
Other real estate – residential	4	$540	$-	$-	$-	$540
Real estate – commercial
Owner occupied	2	215	71	-	-	286
Non-owner occupied	2	-	-	2,587	1,100	3,687
Total	8	$755	$71	$2,587	$1,100	$4,513

Post-Modification Outstanding Recorded Investment:
Real estate – residential
Other real estate – residential	4	$461	$-	$-	$-	$461
Real estate – commercial
Owner occupied	2	199	71	-	-	270
Non-owner occupied	2	-	-	559	1,081	1,640
Total	8	$660	$71	$559	$1,081	$2,371

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)
Year Ended December 31, 2010
(dollars in thousands)

	Number of Contracts	Rate Modifications	Interest Only Modifications	Combination Modifications	Total Modifications
Pre-Modification Outstanding Recorded Investment:
Commercial and industrial	1	$546	$-	$-	$546
Real estate – construction, land and land development
Other real estate – construction	2	96	-	50	146
Real estate – residential
Other real estate – residential	1	483	-	-	483
Real estate – commercial
Owner occupied	9	75	5,870	-	5,945
Total	13	$1,200	$5,870	$50	$7,120

Post-Modification Outstanding Recorded Investment:
Commercial and industrial	1	$546	$-	$-	$546
Real estate – construction, land and land development
Other real estate – construction	2	96	-	49	145
Real estate – residential
Other real estate – residential	1	481	-	-	481
Real estate – commercial
Owner occupied	9	75	5,870	-	5,945
Total	13	$1,198	$5,870	$49	$7,117

The following tables represent loans receivable modified as troubled debt restructurings and with a payment default, with the payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2011 and 2010 (dollars in thousands):

	2011		2010
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Real estate – construction, land and land development
Other real estate – construction	1	$-	1	$96
Real estate – residential
Other real estate – residential	1	-	-	-
Real estate – commercial
Owner occupied	1	811	-	-
Total	3	$811	1	$96

Two troubled debt restructurings totaling $457,826 were in default and subsequently moved to other real estate owned in the fourth quarter of 2011.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 4—Loans (continued)

At December 31, 2011, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $9,813,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for the years ended December 31, 2011 and 2010:

	2011	2010
	(in thousands)

Balance at beginning of the year	$12,474	$13,820
Advances	7,557	3,967
Repayments	(10,218)	(5,313)

Balance at end of the year	$9,813	$12,474

Note 5—Other real estate owned

At December 31, 2011 and 2010 the Bank had other real estate owned totaling $7.0 million and $2.8 million, respectively.  Gains and losses on the sale of other real estate owned are included in other non-interest income in the consolidated statements of operations.  For the year ended December 31, 2011 the Bank recorded a $132,000 gain on sale of other real estate compared to a $72,000 loss on sale of other real estate for the year ended December 31, 2010.  Other real estate owned expenses include holding costs related to other real estate owned as well as valuation adjustments.  The Bank recorded valuation adjustments of $645,000 and $833,000 for the years ended December 31, 2011 and 2010, respectively.

Note 6—Bank premises and equipment

Bank premises and equipment consist of the following for the years ended December 31, 2011 and 2010:

	2011	2010
	(in thousands)

Land and improvements	$3,838	$3,804
Building and improvements	6,418	6,384
Equipment, furniture and fixtures	4,513	4,558
	14,746	14,769
Less: accumulated depreciation	(5,790)	(5,475)

Premises and equipment, net	$8,979	$9,271

Depreciation expense for the years ended December 31, 2011 and 2010 was approximately $521,000 and $553,000, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 7—Deposits

At December 31, 2011 and 2010, the scheduled maturities of time deposit liabilities were as follows:

	2011	2010
	(in thousands)

One year or less	$148,579	$149,716
Over one year through three years	38,711	82,629
Over three years	10,533	12,241
Balance at end of the year	$197,823	$244,586

To manage the Bank’s funding capabilities, the Bank may also enter into repurchase agreements with customers and may obtain short-term funding from other institutions. Repurchase agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates.  Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. Total repurchase agreements were approximately $3.6 million and $3.5 million at December 31, 2011 and 2010, respectively.

Note 8—Federal Home Loan Bank advances

As of December 31, 2011 and 2010, the Bank had credit availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products utilized in 2011 was the “Loans Held for Sale” (LHFS) program. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance. As of December 31, 2011 and 2010, the Bank did not have a balance outstanding under the LHFS program.  As of December 31, 2011, the Bank had $29.7 million in loans held for sale pledged as collateral under this line.  The Bank also maintains a line of credit with the FHLB which is secured by 1-4 family and commercial real estate loans held in the Bank’s loan portfolio. As of December 31, 2011 and 2010, the Bank did not have a balance outstanding on the 1-4 family line of credit. In 2007, a long-term convertible advance was established.  At December 31, 2011, the outstanding balance on this advance was $10.0 million with a weighted average interest rate of 3.83%.  This advance matures December 2012 and was callable until December 2010.  An additional but similar long-term convertible advance was established during 2008.  At December 31, 2011, the outstanding balance on this advance was $15.0 million with a weighted average interest rate of 3.33%.  This advance matures May 2013 and was callable until May 2010.  At December 31, 2011, the Bank had $32.0 million in loans pledged as collateral under these lines.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 9—Employee benefit plans

The Bank has a 401(k) salary-deferred plan covering substantially all employees.  At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees.  Matching amounts are funded by the Bank as accrued.  Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $187,000 and $195,000, respectively, for each of the years in the two year period ended December 31, 2011.

The Bank has a Nonqualified Executive Deferred Compensation Plan (“EDCP”) covering a select group of key employees and senior management.  The EDCP allows participating employees to elect each year to defer compensation into a participant account.   At its discretion, the Bank may also elect to make discretionary contributions to the participant account.  For the two year period ended December 31, 2011, the EDCP expense, including employee deferrals and contributions made by the Bank, totaled $23,000 and $30,000, respectively.  The accrued liability related to the EDCP was approximately $60,000 and $63,000 at December 31, 2011 and 2010, respectively.

The Bank also has a Supplemental Executive Retirement Plan (“SERP”) for the benefit of certain key officers.  The SERP provides selected employees who satisfy specific eligibility requirements with supplemental benefits upon retirement, termination of employment, death, disability or a change of control of the Bank, in certain prescribed circumstances.  The Bank recorded expense totaling $279,000 and $226,000, respectively, for each of the years in the two year period ended December 31, 2011.  The accrued liability related to the SERP was approximately $894,000 and $615,000 as of December 31, 2011 and 2010, respectively.

Note 10—Shareholders’ equity and regulatory requirements

The primary source of funds available to the Company is the payment of dividends by its subsidiary bank.  Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of certain regulatory agencies.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).  Management believes that, as of December 31, 2011, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2011 and 2010 are presented in the following tables:

	Actual		Required for Capital Adequacy Purposes		Required to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total capital (to risk weighted assets)
Bank	$53,694	13.37%	$32,134	8.0%	$40,167	10.0%
Consolidated	$54,336	13.53%	$32,134	8.0%	$40,167	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$48,651	12.11%	$16,067	4.0%	$24,100	6.0%
Consolidated	$49,293	12.27%	$16,067	4.0%	$24,100	6.0%
Tier 1 leverage (to average assets)
Bank	$48,651	9.74%	$19,987	4.0%	$24,984	5.0%
Consolidated	$49,293	9.86%	$19,995	4.0%	$24,993	5.0%

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

	Actual		Required for Capital Adequacy Purposes		Required to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total capital (to risk weighted assets)
Bank	$49,175	12.91%	$30,472	8.0%	$38,090	10.0%
Consolidated	$49,539	13.01%	$30,472	8.0%	$38,090	10.0%
Tier 1 capital (to risk weighted assets)
Bank	$44,376	11.65%	$15,236	4.0%	$22,854	6.0%
Consolidated	$44,739	11.75%	$15,236	4.0%	$22,854	6.0%
Tier 1 leverage (to average assets)
Bank	$44,376	9.17%	$19,365	4.0%	$24,207	5.0%
Consolidated	$44,739	9.24%	$19,368	4.0%	$24,210	5.0%

During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank.  The 1997 Plan expired in 2007 and no more grants may be made pursuant to this plan.  Options were granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant.  Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant.  The maximum number of shares reserved and available for issuance under the 1997 Plan is 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.

During early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank.  The Plan allows granting of stock, performance units, stock appreciation rights, incentive stock options, non-qualified stock options and phantom stock.  Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant.  Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant.  The maximum number of shares reserved and available for issuance under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.

The plans provide for the grant of both incentive and nonqualified stock options to purchase the Company’s common stock.  The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, methods of exercise, vesting requirements, and the number of shares covered by each option, subject to the approval of the Company’s Board of Directors.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

ASC 718-10, “Compensation-Stock Compensation,” requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the statement of earnings based on their fair values. The amount of compensation is measured at the fair value of the options when granted and this cost is expensed over the required service period, which is normally the vesting period of the options. The Company recorded compensation expense of approximately $108,000 and $83,000 in 2011 and 2010, respectively, related to employee stock options.

The fair value of these options was estimated on the date of grant using a Black-Scholes option valuation model that used the following range of assumptions for each of the years presented:

	2011	2010
Expected volatility	77.2% - 77.2%	74.8% - 74.8%
Weighted-average volatility	77.23%	74.82%
Expected dividends	0%	0%
Expected term (in years)	7.0 – 7.0	7.0 – 7.0
Risk-free rate	2.74%	3.66%

Weighted-average grant date fair value	$6.11	$4.98

Total intrinsic value of options exercised	$79,534	$79,936

In addition, the model assumed that each option grant was exercised in the initial year of full vesting.

The estimated fair value of options is amortized to expense over the option’s vesting period.  Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The plans provide that vesting periods may not exceed ten years.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

A summary of the Company’s stock option activity under the plans as of December 31, 2011 and 2010, and changes and related information for the years then ended, is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	283,289	$9.94
Granted	29,640	8.10
Exercised	(22,585)	(3.48)
Forfeited or expired	-	-
Outstanding at December 31, 2011	290,344	$10.26	4.35	$67,631
Exercisable at December 31, 2011	196,828	$11.06	2.77	$67,631

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	273,888	$9.69
Granted	36,318	7.00
Exercised	(18,292)	(3.33)
Forfeited or expired	(8,625)	(3.43)
Outstanding at December 31, 2010	283,289	$9.94	4.50	$239,951
Exercisable at December 31, 2010	205,205	$10.33	3.15	$211,407

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

In 2010 the Company had net-settled option exercise transactions under the 1997 Stock Option Plan, in which a portion of the options exercised were withheld for payment of the entire exercise.  The net options exercised were as follows:

2010
Gross options exercised	18,292
Options withheld as payment	6,338
Net options exercised	11,954

A summary of common stock issued through the exercise of employee stock options and director compensation are as follows:

	2011	2010
Net options exercised	22,585	11,954
Issuance of stock for compensation	32,800	25,284
Net issuance of common stock	55,385	37,238

At December 31, 2011, options both outstanding and exercisable under both plans have exercise prices that range from $3.33 per share to $20.41 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2011 was approximately 4.35 years or 52 months.

A summary of the status of the Company’s nonvested options as of December 31, 2011 and 2010, and changes during the years then ended, is presented below:

Nonvested Options	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2011	78,084	$5.41
Granted	29,640	6.11
Vested	(14,208)	5.78
Forfeited	-	-
Nonvested at December 31, 2011	93,516	$5.57

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

Nonvested Options	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2010	55,994	$5.82
Granted	36,318	4.98
Vested	(14,228)	5.95
Forfeited	-	-
Nonvested at December 31, 2010	78,084	$5.41

As of December 31, 2011, there was $445,480 of total unrecognized compensation cost related to the Company’s nonvested optoins granted under the plans.  This cost is expected to be recognized over a weighted-average period of 2.60 years.  The total fair value of shares vested during the years ended December 31, 2011 and 2010, was $82,061 and $84,595, respectively.

As of December 31, 2011, the Company has issued shares of common stock to non-employee directors as compensation for services rendered under the Company’s Directors Equity Incentive Plan.  The Company recorded $268,000 and $174,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2011 and 2010, respectively. For shares issued as retainer stock, the shares are issued at fair value and the expense recognized was equal to the fair value of the shares on the date of grant.  In addition, directors may choose to purchase stock under this plan in lieu of directors fees paid for meeting attendance.  In 2011 and 2010 these shares were purchased at $2.00 below the fair value of the shares on the date of the grant. Beginning in 2012 shares under the plan will be purchased at 85% of the fair value of the shares on the date of the grant.  The Company has defined fair value under the plan to be the average closing market price of the Company’s common stock for the last ten trading days of each quarter as reported on the Over-the-Counter Bulletin Board. The Company records the expense related to the purchases at fair value of the shares on the date of the grant.  At December 31, 2011 there were 21,739 shares authorized and unissued under the plan.  The following table represents activity in the Directors’ Equity Incentive Plan in 2011 and 2010:

	2011	2010
Beginning shares authorized and unissued	54,539	79,823
Shares issued	(32,800)	(25,284)
Ending shares authorized and unissued	21,739	54,539

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 10—Shareholders’ equity and regulatory requirements (continued)

Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the years ended December 31, 2011 and 2010:

	2011
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share)
Basic EPS
Net income available to common stockholders	$4,099	3,561,064	$1.15

Effect of stock options outstanding	-	-	-

Diluted EPS
Net income available to common stockholders	$4,099	3,561,064	$1.15

	2010
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share)
Basic EPS
Net income available to common stockholders	$1,533	3,519,408	$0.44

Effect of stock options outstanding	-	-	-

Diluted EPS
Net income available to common stockholders	$1,533	3,519,408	$0.44

For the years ended December 31, 2011 and 2010, there were 166,156 and 208,725 options, respectively, that were antidilutive since the exercise price exceeded the average market price for the year.  This created antidilutive incremental options of 18,070 and 19,120 for the years ended December 31, 2011 and 2010 which have been omitted from the calculation of diluted earnings per common share for 2011 and 2010.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 11—Income taxes

Total income taxes in the statements of income for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010

Current tax provision	$1,608	$1,328
Deferred tax expense (benefit)	230	(1,394)

Total income tax expense (benefit)	$1,838	$(66)

The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2011	2010

Federal statutory rates	34.0%	34.0%
State taxes, net of federal benefit	3.7	3.7
Tax-exempt income	(2.3)	(8.6)
Nondeductible interest	0.1	0.7
State tax credits	(4.3)	(17.1)
Bank-owned life insurance	(2.3)	(9.2)
Other	2.1	(8.0)

Total	31.0%	(4.5)%

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income.  Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.  The Company has created a full valuation allowance for the amount of Georgia low-income housing tax credits.  Due to expiration dates of the credits and the Company’s projected income, it is possible that the Company may not utilize all of the credits.  Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at December 31, 2011.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 11—Income Taxes (continued)

The primary components of deferred income taxes at December 31, 2011 and 2010 are as follows:

	2011	2010
	(in thousands)
Deferred tax assets
Allowance for loan losses	$1,847	$2,175
Executive compensation plans	361	258
Nonaccrual loan interest	40	48
Valuation adjustment of other real estate owned	362	406
Deferred gain on other real estate owned	12	-
Amortization of GA low-income housing tax credits	231	190
State tax credits	416	356
Valuation allowance on state tax credits	(647)	(546)

Deferred income tax assets	2,622	2,887

Deferred tax liabilities
Unrealized gain on securities available-for-sale	(648)	(133)
Qualified prepaids	(132)	(96)
Depreciation on bank premises and equipment	(202)	(183)

Deferred income tax liabilities	(982)	(412)

Net deferred income tax assets	$1,640	$2,475

Realization of deferred tax assets is dependent on sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

Note 12—Commitments and contingencies

In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the consolidated financial statements.  These instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 12—Commitments and contingencies (continued)

Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2011 and 2010:

	2011	2010
	(in thousands)

Commitments to extend credit	$46,923	$49,477
Standby letters of credit	5,288	5,154

Total	$52,211	$54,631

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

Loans sold under the Company’s mortgage loans held for sale portfolio contain certain representations and warranties in our loan sale agreements which provide that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Some of these conditions include underwriting errors or omissions, fraud or material misstatements by the borrower in the loan application or invalid market value on the collateral property due to deficiencies in the appraisal.  In addition to these representations and warranties, our loan sale contracts define a condition in which the borrower defaults during a short period of time, typically 120 days to one year, as an Early Payment Default (“EPD”).  In the event of an EPD, we are required to return the premium paid by the investor for the loan as well as certain administrative fees, and in some cases repurchase the loan or indemnify the investor.  The Bank incurred losses for indemnification and repurchase for the year ended December 31, 2011 totaling $305,000.  In the fourth quarter, the Company established a recourse liability for mortgage loans sold for losses of this type.  As of December 31, 2011, the recourse liability for mortgage loans sold had a balance of $245,000.  The following table demonstrates the activity for the year ended December 31, 2011:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 12—Commitments and contingencies (continued)

Recourse Liability for Mortgage Loans Sold Activity
(in thousands)
2011

Beginning balance	$-
Provision	500
Losses	(305)
Recoveries	50
Ending balance	$245

The Company, as part of its retail mortgage loan production activities, routinely enters into short-term commitments to originate loans.  Most of the loans will be sold to third parties upon closing.  For those loans, the Company enters into best efforts individual forward sales commitments at the same time the commitments to originate are finalized.  While the forward sales commitments function as an economic offset and effectively eliminate the Company’s financial risk of rate changes during the rate lock period, both the commitment to originate mortgage loans that will be sold and the commitment to sell the mortgage loans are derivatives, the fair values of which are essentially equal and offsetting.  The fair values are calculated based on changes in market interest rates after the commitment date.  The notional amounts of these mortgage loan origination commitments and the related forward sales commitments were approximately $37.0 million each at December 31, 2011 compared to approximately $52.0 million each at December 31, 2010.  The net unrealized gains/losses of the origination and sales commitments did not have a material effect on the consolidated financial statements of the Company at December 31, 2011 or December 31, 2010.

The Company has executed individual forward sales commitments related to retail mortgage loans, which are classified as loans held for sale.  The forward sales commitments on retail mortgage loans function as an economic offset and mitigate the Company’s market risk on these loans.  The notional value of the forward sales commitments on retail mortgage loans at December 31, 2011 was approximately $51.9 million compared to approximately $44.8 million at December 31, 2010.  The fair value of the sales commitments on retail mortgage loans resulted in no material gains or losses to the Company at December 31, 2011 or December 31, 2010.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, at December 31, 2011, there were no pending litigation matters in which the anticipated outcome would have a material adverse effect on the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 12—Commitments and contingencies (continued)

The Bank has various contractual obligations that we must fund as part of our normal operations.  The following table shows aggregate information as of December 31, 2011 about our contractual obligations for data processing, operating leases and service contracts as well as the periods in which payments are due.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Data processing obligations	$2,633	$735	$1,469	$429	$-
Operating lease obligations	496	257	183	36	20
Service contract obligations	584	274	191	119	-
Total	$3,713	$1,266	$1,843	$584	$20

Rental expense of office premises and equipment was as follows:

	2011	2010
	(in thousands)

Office premises rental expense	$308	$331
Equipment rental expense	$13	$14

Note 13—Supplemental consolidated cash flow information

	2011	2010
	(in thousands)

Income taxes paid	$1,766	$222
Interest paid	$6,229	$7,525
Interest received	$22,288	$24,563
Real estate acquired by foreclosure (non-cash)	$6,889	$1,426
Unrealized gain/(loss) on securities (non-cash)	$916	$(174)

Note 14—Fair value of financial instruments

The Company utilizes fair value measurement to record fair value adjustments to certain assets and liabilities and to determine fair value measurements where required.  For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in ASC 820-10, “Fair Value Measurements and Disclosures.”  This standard also requires fair value measurements to be separately disclosed by level within the fair value hierarchy.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 14—Fair value of financial instruments (continued)

Under ASC 820-10, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are as follows:

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.  At December 31, 2011, the Company’s Level 1 assets include SBA loan pool securities.

Level 2 – Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities.  The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets.  At December 31, 2011, the Company’s Level 2 assets include U.S. Government agency obligations, state and municipal bonds, and mortgage-backed securities.

Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions.  Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.  Level 3 assets include impaired loans and other real estate owned as discussed below.

Following is a description of valuation methodologies used for determining fair value for assets and liabilities:

Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions.  At December 31, 2011, the Company classified $21.1 million and $79.2 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 1 and Level 2, respectively.  At December 31, 2010, the Company classified $14.3 million and $62.6 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 1 and Level 2, respectively.

Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value.  The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics.  As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2.  There were no fair value adjustments related to the $45.2 million and $46.6 million of loans held for sale at December 31, 2011 and 2010, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 14—Fair value of financial instruments (continued)

Loans
The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and an allowance for loan losses is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once an individual loan is identified as impaired, management measures the impairment in accordance with ASC 310-10-35, “Receivables-Subsequent Measurements.”  The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At December 31, 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral.  In accordance with ASC 820-10, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  Most fair values of the collateral are based on an observable market price or a current appraised value; however in some cases, an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.  As such, the Company records all impaired loans as nonrecurring Level 3.  Impaired loans totaled $17.9 million and $16.4 million at December 31, 2011 and 2010, respectively.  Specific loan loss allowances for impaired loans totaled $395,000 and $683,000 at December 31, 2011 and 2010, respectively.  At December 31, 2011 and 2010, $17.5 million and $15.7 million of impaired loans, net of allowance for loan losses, were classified as Level 3, respectively.

Other Real Estate Owned
Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned.  Subsequently, other real estate owned is carried at the lower of carrying value or fair value.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  Most fair values of the collateral are based on an observable market price or a current appraised value; however in some cases, an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.  As such, the Company records all other real estate owned as nonrecurring Level 3.  Other real estate owned totaled $7.0 million and $2.8 million at December 31, 2011 and 2010, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 14—Fair value of financial instruments (continued)

The tables below present information about available-for-sale securities which are measured at fair value on a recurring basis (dollars in thousands):

		Fair Value Measurements at
		December 31, 2011, Using,
	Assets/ Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	12/31/2011	(Level 1)	(Level 2)	(Level 3)

U.S. Government and agency	$31,069	$21,121	$9,948	$-
Mortgage-backed	54,351	-	54,351	-
State and municipal	14,863	-	14,863	-
Total available-for-sale securities	$100,283	$21,121	$79,162	$-

		Fair Value Measurements at
		December 31, 2010, Using,
	Assets/ Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	12/31/2010	(Level 1)	(Level 2)	(Level 3)

U.S. Government and agency	$28,229	$14,261	$13,968	$-
Mortgage-backed	39,600	-	39,600	-
State and municipal	9,075	-	9,075	-
Total available-for-sale securities	$76,904	$14,261	$62,643	$-

There were no transfers between Level 1 and Level 2 during 2011 or 2010.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 14—Fair value of financial instruments (continued)

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at
		December 31, 2011, Using,
	Assets/ Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	12/31/2011	(Level 1)	(Level 2)	(Level 3)

Impaired loans, net of allowance	$17,518	$-	$-	$17,518
Other real estate owned	6,990	-	-	6,990

		Fair Value Measurements at
		December 31, 2010, Using,
	Assets/ Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	12/31/2010	(Level 1)	(Level 2)	(Level 3)

Impaired loans, net of allowance	$15,744	$-	$-	$15,744
Other real estate owned	2,751	-	-	2,751

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010
Note 14—Fair value of financial instruments (continued)

The following table represents changes in nonrecurring fair value recorded during the year ended December 31, 2011 (dollars in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs
	(Level 3)
	Impaired Loans	Other Real Estate Owned	Total
Balance at December 31, 2010	$15,744	$2,751	$18,495
Gains (losses) included in earnings	-	132	132
Net additions	1,774	4,107	5,881
Transfers into (out of) of level 3	-	-	-
Balance at December 31, 2011	$17,518	$6,990	$24,508

Financial Instruments
Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors.  Therefore, the fair value cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect current or future values.

The carrying amount and estimated fair values of the Bank’s financial instruments not required to be recorded at fair value on the Bank’s statement of condition are as follows at December 31, 2011 and 2010 (dollars in millions):

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loans and loans held for sale, net of allowance	$324.0	$363.0	$355.5	$392.6
Time deposits	197.8	198.9	244.6	246.8
Long-term debt	25.0	25.1	25.0	25.6

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 15—Bank-owned life insurance (BOLI)

In September 2007, an $8.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure the key officers of the Bank.  Per ASC 325-30, “Investments in Insurance Contracts,” this policy is recorded at its cash surrender value, net of surrender charges and/or early termination charges.  As of December 31, 2011, the BOLI cash surrender value was $9.6 million resulting in other income for 2011 of $399,000 and an annualized net yield of 4.33%.  As of December 31, 2010, the BOLI cash surrender value was $9.2 million resulting in other income for 2010 of $398,000 and an annualized net yield of 4.43%.

Note 16—Other expenses

Other non-interest expenses for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
	(in thousands)
Data processing	$823	$987
FDIC assessment	504	688
Legal and accounting	672	553
Printing and supplies	280	333
Advertising	228	221
Business development	140	158
Telecommunications	201	217
Outside services	236	234
Courier and postage	170	171
Software license fees	89	96
City and county taxes	134	170
Directors fees	282	207
Travel and employee meals & entertainment	161	175
Loss on mortgage loans previously sold	305	-
Provision for mortgage recourse liability	195	-
Other	1,193	1,200
Total	$5,613	$5,410

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 17—Accumulated Comprehensive Income

The components of other accumulated comprehensive income and related tax effects as of December 31, 2011 and 2010 are as follows:

	2011	2010
	(in thousands)

Unrealized holding gains/(losses) on available-for-sale securities	$1,800	$369
Tax effect	(648)	(133)

Net of tax amount	$1,152	$236

Note 18 – Quarterly Financial Data (Unaudited)

The following table represents summarized data for each of the quarters in 2011 and 2010:

Selected Quarterly Data
($ in thousands, except per share data)

	2011				2010
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Interest income	$5,379	$5,489	$5,738	$5,717	$5,983	$6,118	$6,257	$6,051
Interest expense	1,164	1,352	1,512	1,674	1,775	1,801	1,833	1,881
Net interest income	4,215	4,137	4,226	4,043	4,208	4,317	4,424	4,170
Provision for loan losses	520	656	452	99	922	1,641	4,706	1,086
Net interest income after
provision for loan losses	3,695	3,481	3,774	3,944	3,286	2,676	(282)	3,084
Non-interest income	2,983	2,886	2,383	2,898	3,456	3,707	3,035	3,029
Securities gain (loss)	44	-	14	-	-	-	19	-
Other-than-temporary impairment on securities	-	-	-	(38)	-	-	-	-
Non-interest expenses	5,354	5,252	4,775	4,746	4,755	5,027	5,676	5,085
Income before income tax expense (benefit)	1,368	1,115	1,396	2,058	1,987	1,356	(2,904)	1,028
Income tax expense (benefit)	430	326	415	667	489	253	(998)	190
Net income	$938	$789	$981	$1,391	$1,498	$1,103	$(1,906)	$838
Basic earnings (loss) per common share	$0.26	$0.22	$0.28	$0.39	$0.43	$0.31	$(0.54)	$0.24
Diluted earnings (loss) per common share	$0.26	$0.22	$0.28	$0.39	$0.43	$0.31	$(0.54)	$0.24

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 19—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only)

Condensed Balance Sheets
December 31, 2011 and 2010
(dollars in thousands)

	2011	2010
Assets
Cash	$492	$316
Investment in subsidiary	49,803	44,612
Deferred tax benefit	-	77
Other assets	239	60

Total assets	$50,534	$45,065

Liabilities
Deferred tax liability	$6	$-
Other liabilities	83	89

Total liabilities	89	89

Shareholders’ equity	50,445	44,976

Total liabilities and shareholders’ equity	$50,534	$45,065

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 19—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)

Condensed Statements of Income
Years Ended December 31, 2011 and 2010
(dollars in thousands)

	2011	2010

Income, dividends from subsidiary	$-	$-

Expenses
Director compensation	65	47
Legal fees	45	57
Audit exam and accounting fees	56	42
Annual report and proxy	25	27
Shareholder services	22	13
Consulting fees	27	-
Other	12	14

Total expenses	252	200

Loss before income tax benefits and equity in undistributed earnings of subsidiary	(252)	(200)

Income tax benefits	76	68

Loss before equity in undistributed earnings of subsidiary	(176)	(132)

Equity in undistributed earnings of subsidiary	4,275	1,665

Net income	$4,099	$1,533

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 19—Condensed financial information on Georgia-Carolina Bancshares, Inc. (parent company only) (continued)

Condensed Statements of Cash Flows
Years Ended December 31, 2011 and 2010
(dollars in thousands)

	2011	2010
Cash flows from operating activities
Net income	$4,099	$1,533
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	108 83
Stock compensation	268	174
Equity in undistributed earnings of subsidiary	(4,275)	(1,665)
Net change in other assets and liabilities	(102)	(9)

Net cash provided by operating activities	98	116

Cash flows from financing activities
Proceeds from issuance of common stock, and exercise of stock options	78	15

Net cash provided by (used in) financing activities	78	15

Net change in cash	176	131

Cash at beginning of the year	316	185

Cash at end of the year	$492	$316